Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our reports dated March 18, 2011 with respect to the consolidated financial statements of Susser Holdings Corporation and the effectiveness of internal control over financial reporting of Susser Holdings Corporation included in this Annual Report (Form 10-K) for the year ended January 2, 2011 in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-139180) pertaining to the 2006 Equity Incentive Plan of Susser Holdings Corporation,

(2)	Registration Statement (Form S-8 No. 333-151662) pertaining to the Susser Holdings Corporation 2008 Employee Stock Purchase Plan, and

(3)	Registration Statement (Form S-3 No. 333-162851) of Susser Holdings Corporation, as amended.

San Antonio, Texas

March 18, 2011